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DST SYSTEMS, INC.

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DST Systems, Inc. (the “Company”) distributed a video recording from the Company’s 2018 ADVANCE client conference to clients of the Company’s healthcare segment. The video recording features a discussion between Mr. Hooley, Chief Executive Officer of the Company, and Mr. Stone, Chief Executive Officer of SS&C Technologies Holdings, Inc. (“SS&C”) on the topic of the proposed merger, which the Company and SS&C announced on January 11, 2018. The following is a transcript of the discussion.

STEVE HOOLEY: We did have one little thing I thought you might be interested in: we announced in January—this was the one thing in 6 weeks that's been kind of interesting—we did announce in January that SS&C has agreed to acquire DST Systems. And so, give you a little bit of the background on that.

We sold in 2014 a business to Bill Stone and his colleagues at SS&C called Global Solutions. And through that process, I get a chance to spend some time with Bill and with his people. And one of the things that struck me is that Bill runs his company very much the way we run DST. If you meet with Bill, the first thing you'll hear is that it starts with the customer. Now, a lot of CEOs would tell you, "I work for the shareholders, so I need to worry about the shareholder and I need to worry about the share price." Bill view is, "I start with the customers in order to provide outstanding customer experiences. I need to have the best people. And when I do that, and when the customers are happy, and when the relationships expand, the shareholders get taken care of. They might need to be a little bit patient, but if they're patient, they'll get taken care of."

And so Bill and I continued to talk over the next few years and we talked about things that we could do with the business. And I think Bill was intrigued by our business for, I'd say, 3 reasons.

The number one reason is he looked at our clients. First of all, there's a big cross-over with his client list, but if you look at our financial services and our healthcare clients, we have the best client list in the land. And so Bill knew if he could do something with DST, he would be acquiring relationships with the most important players in these two segments.

I think the second reason was: there's not a lot of cross-over between our two businesses. So, this is truly additive to SS&C. And, you know, the good news is we're not going to stand here today and say, "Got terrific news. We're going to convert you all to the new platform," right? That's not happening, all right. So, I think we felt like, together, our customers would actually view this as a pretty—as a pretty good tie-up, right? With very little overlap and lots of benefit.

I think the third thing was Bill saw in SS&C some strengths, particularly around software development, software life cycle, around mobile—iPhones and iPads—and the ability to apply that technology to some of the technologies at DST, and give our customers a better experience.

And so, we went through the process. We've agreed to a deal. We're actually quite excited about it. And, again, I think the pitch to you all is—and I don't want to be Pollyanna, I'm not going to say nothing will change. I am going to tell you, we don't have another transfer agent system. We don't have another pharmacy claim system that we're going to convert you to. I'll also tell you, SS&C doesn't have experts in transfer agency or in pharmacy that we're going to put the teams together.

And so, from your perspective, you will remain on the same platforms; there'll be no conversions. You will engage with the same people that you engaged with today, but you're going to be dealing with a company that has a significantly bigger balance sheet, and has some real core competencies in things that I think we should better in.

So, I want to just bring Bill up, I'll give you a quick bio here. So, Bill is actually the founder, chairman and CEO of SS&C. He founded the firm in 1986. He told me that he mortgaged his house, let his wife know after he had done it—I'm not sure that was his best move, but she's still with him. Bill's a Midwestern guy; he grew up in Indianapolis, lives on the East Coast now. But I think you'll see some of the Midwestern values that, you know, we hope you find attractive in DST, in SS&C. And in Bill. So, Bill, with that, I'll go ahead and turn the stage over to you.

BILL STONE: Really, Steve, thanks for that really kind introduction. And, as always, I'm humbled when so many customers show up for things that, you know, companies like DST put on or SS&C put on. You know, it is true, Indianapolis was the big city, so I'm from Evansville, really. Indianapolis is about 170 miles north, and Kansas City's about, I guess, about 350-400 miles west. But that's where I come from, that's kind of who I am. You know, at SS&C, we've had some success, and with success comes some confidence. But I can assure you, with your business, and DST relationship, what we're mostly going to do is learn.

You know, we have no intention of selling anything. We're not selling domestic financial services. We're not selling international financial services. We're not selling pharmacy. We're not selling medical. We're not selling retirement services. OK? So probably over the next 6, 8 weeks, I'll say that probably 4800 times to (audience laughs) different analysts and portfolio managers.

But, you know, to give you a little bit of a background about us. You know, we've done 50 acquisitions. And we're not doing acquisitions because I'm a megalomaniac, you know. What I am is someone that listens to our customers, and has to go find solutions sometimes in shorter time frames than I could build you one. You know, ultimately, we may build it; we might make it better. But, right now, if you have a problem, and if it's getting more and more significant, we need a solution. You know, and sometimes there's a, you know, Mark Palmer out there with a solution. We can buy his company, plug it right in, you know. Maybe its start is not as elegant, but it solves this problem. And over time, we can make it elegant.

You know, we were the first in our space, which is primarily portfolio management and accounting and reporting. We have a large fixed network. I asked the guy that runs our commercial paper business, "What percent of commercial paper runs through our system now?" It's about 95%, right? He said, "100." I said, "Well, that's a good number" (audience laughs). "Tough to grow" (audience laughs).

So we do a lot of that. We're a big property management systems. We're the biggest the commercial loan systems, I think. And we've become the largest fund administrator in hedge alternatives in the world. So we started fund administration in 2002 with zero assets under administration, and I think the last number I saw was a trillion-5 [sic], that we do. And one of the things that it is so exciting for us, with DST, is the size of the client base based on your clients, so that 110 million accounts, you know, whether it's full-service or sub-accounts or retirement services, you know, we don't have 110 million of those kinds of things. We do very intensive investor servicing, but it's primarily for hedge funds, private equity funds, fund to funds, and REITs(?).

We also do a big RIA business and we have done acquisitions of some names you may have heard of like Advent Software, a number of you use our Geneva application, and also GlobeOp, which is, in 2012, we doubled our fund administration business with the acquisition of GlobeOp. You know, in each case of these companies—Advent Software, Rob Roley runs that whole business for us, very important guy. Steve Lavin runs the entire Black Diamond business. You know, at GlobeOp we have Ken Fullerton who runs our hedge business, we have Bob Schwartz, who's our chief technology officer from GlobeOp.

In other words, SS&C takes the best talent. You know, the best talent. You know, and it's not about where you sit—we're going to be a big player in Kansas City, you know. We're a big player in Windsor, Connecticut and New York, New York in London, in Dublin and Hong Kong and Singapore and Sydney and Melbourne, right? So, we're not going anywhere. You know, including the 150 clients here and the other clients of DST, you know, we have 11,000 clients. You know, across all these different applications and services. And the core thing is what Steve said: First comes the customer, you know. Try a business with no customers, very tough on revenue, you know. (audience laughs)

And then, employees, right? Because employees take care of the customers, which also means that we have to pay our employees well, we have to pay them well, which means we have to charge you effectively. And we have to charge you in a way that you view as value. It's got to be value, right? Nobody wants to get over-charged—we don't want to overcharge, right?

So, if we take care of the employees who take care of you, and we have great relationships, as Steve said: the shareholders will be rewarded, you know. And they don't have to be rewarded every day. Look, I got 7,000 hedge funds that are my clients. They want to be rewarded every day, you know, but they are not, you know, but they are not.

So, you know, as we go forward, you know, we look at missions and accomplishment. We're unabashedly capitalists and we're unabashedly competitive. And we want to win. You know? Any of us that do anything, right? Whether you're in the Garden Club and you grow flowers, and you go to a contest, how many are working to, "Boy, I hope I come in third." You know? (audience laughs) "I've always wanted one of those 'participation' ribbons." You know? That's not me; that's not SS&C; that's not DST; and the only way that we can service as broad a group as wise and smart and ambitious a group as our customers is, is for us to be wise, ambitious, and smart about it.

So, we have a whole quarry full of technology. DST has a whole quarry full of technology. I think over the next coming quarters and the years, we're going to be able to knit a lot of that technology together to where you have voice recognition, right? Artificial intelligence. We're doing all kinds of things. We've just come up with our first touchless NAV, where we can cut a net asset value with no human intervention. You know, we have robotic process automation, where we can take a bad factor, spot it, electronically go out to a factor service, find the right one, back out all the accounting, re-process it, put it all back in, no humans, right?

What's that mean? Oh, my goodness. Well, wait a minute. All it does is make everybody's job better. Right? Everybody becomes a level up, right? Who has fun chasing down a bad factor? Not me, right? So, you know, what we're trying to do is make the process better, make error rates lower, make your relationship with us better, and I think that's what going to allow this to be very effective.

You know, there are such a group of quality people here at DST. They have such a quality group of clients. You know, and SS&C is just really humbled by the opportunity to work with them, you know? And we're confident that if we take our time, learn the business in a way that is additive that you'll all be happy that this happened. And as Steve said, "Everybody loves to embrace change." I understand. Right? Not the most fun time. At the same time, as Steve said as well, "Change is inevitable." And, you know, so I think, you know, that together we're stronger than we were apart. And I think for you, as customers, if you can give us a benefit of a doubt, let us show you things, let us solve some problems. I think this is really going to be a great acquisition for us, a great acquisition for DST and, really, the best thing that could happen for the clients here in this room and our clients.

So, again, I appreciate Steve invited me. I appreciate all of you listening to me for a few minutes and I go by a motto of "Stand up, speak up, shut up, and sit down." Thanks a lot.

[fade out]

Important Additional Information and Where to Find It

In connection with the proposed merger, DST Systems, Inc. (the “Company”) has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement on February 27, 2018. The Company may also file other documents with the SEC regarding the proposed transaction. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at www.dstsystems.com or by contacting Investor Relations by directing a request to the Company, Attention: Investor Relations, 333 W. 11th, 5th Floor, Kansas City, MO 64105, or by calling (816) 435-4925.

Participants in the Merger Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, are set forth in the definitive proxy statement, which was filed with the SEC on February 27, 2018. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 28, 2018. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.dstsystems.com.

Cautionary Statement Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (3) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (4) the merger may involve unexpected costs, liabilities or delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (6) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to the Company; (7) the Company may be adversely affected by other general industry, economic, business, and/or competitive factors; (8) there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (9) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention as a result of the merger; (10) there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and (11) the risks described from time to time in the Company’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of the Company’s filings with the SEC. Such risks include, without limitation: the effects of competition in the businesses in which the Company operates; changes in customer demand and the Company’s ability to provide products and services on terms that are favorable to it; and the impacts of breaches or potential breaches of network, information technology or data security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the definitive proxy statement that was filed with the SEC in connection with the proposed merger on February 27, 2018. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.